Exhibit 99.1

LEXINGTON REALTY TRUST TRADED: NYSE: LXP

ONE PENN PLAZA, SUITE 4015

NEW YORK NY 10119-4015

Contact:

Investor or Media Inquiries, Carol Merriman, VP Investor Relations & Corporate Development

Lexington Realty Trust

Phone: (212) 692-7264 E-mail: cmerriman@lxp.com

FOR IMMEDIATE RELEASE

Thursday, February 22, 2007

LEXINGTON REALTY TRUST REPORTS 2006 RESULTS

Reaffirms 2007 Guidance

New York, NY – February 22, 2007 – Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust (REIT) focused on single-tenant real estate investments, today announced results for the year and fourth quarter ended December 31, 2006. All per share amounts are on a diluted basis.

Fourth Quarter 2006 Highlights

•	Total gross revenues of $55.2 million
•	Company’s Funds From Operations (FFO) of $15.1 million (1)
•	Company’s FFO per share of $0.24 (1)
•	Seven leases executed, totaling 1.0 million square feet
•	$2.2 billion single-tenant real estate investment acquisitions, including acquisition of Newkirk
•	$18.1 million in non-strategic dispositions
•	$0.5975 per share combined quarterly and special cash dividends declared
•	450,000 shares repurchased at average price of $21.36 per share

Year 2006 Highlights

•	Total gross revenues of $207.4 million
•	Company’s FFO of $81.6 million (1)
•	Company’s FFO per share of $1.28 (1)
•	15 leases executed, totaling 2.3 million square feet
•	$2.3 billion single-tenant real estate investment acquisitions, including acquisition of Newkirk
•	$94.0 million in non-strategic dispositions
•	$1.6925 per share combined annual and special cash dividends declared

Highlights Subsequent to Year End 2006

•	$300.0 million, 5.45% exchangeable notes issued
•	$155.0 million of 7.55% Series D Cumulative Redeemable Preferred Stock issued
•	14 leases signed or extended

(1)	See the last page of this press release for a reconciliation of GAAP net income to Company FFO.

COMMENTS FROM MANAGEMENT

T. Wilson Eglin, President and Chief Executive Officer of Lexington Realty Trust stated, “2006 was an exceptional year of growth for the company in which we achieved our key objectives. First, we grew our portfolio by 18.6 million square feet and enhanced our geographic diversity into 44 states with our acquisition of Newkirk Realty Trust. Second, we strengthened the quality of our portfolio, increasing the percentage of forward rental income obtained from investment grade-rated tenants to greater than 50%

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and increasing our investments in markets which we believe have good growth prospects. Third, we maintained high tenant retention, finishing the year 97.6% leased, representing our 13th consecutive year above 95%.” Eglin continued, “Looking ahead, we believe the fundamentals of our business remain sound and we continue to be active on the leasing front with five new leases and nine lease extensions signed since the start of 2007. With our national platform and investment flexibility across a diverse set of single-tenant asset classes, along with our recent re-financing activity which has created significant balance sheet flexibility, we believe we are well positioned to continue growing our business and increasing stockholder value. Additionally, we expect our Board of Trustees will increase our regular quarterly dividend next month by approximately 2.7% to $1.50 per share on an annualized basis, representing our 14th consecutive year of delivering increased dividends.”

FINANCIAL RESULTS

Revenue

For the quarter ended December 31, 2006, total gross revenues increased 9.0% to $55.2 million, compared with total gross revenues of $50.7 million for the quarter ended December 31, 2005.

For the year ended December 31, 2006, total gross revenues increased 13.0% to $207.4 million, compared with total gross revenues of $183.5 million for the year ended December 31, 2005.

Net Income (Loss) Applicable to Common Shareholders

For the quarter ended December 31, 2006, net (loss) allocable to common shareholders was $(10.4) million, which includes $4.0 million of gains on sales, $5.3 million in impairment charges, net, $5.1 million in debt satisfaction gains, net and a $10.8 million charge relating to the acceleration of non-vested time based share awards; compared to the quarter ended December 31, 2005, which had net (loss) allocable to common shareholders of $(5.9) million, which included $4.9 million of gains on sales, $10.5 million in impairment charges and $0.9 million in debt satisfaction charges. On a per share basis, net loss for the quarter ended December 31, 2006 was $0.20, compared with a net loss of $0.11 for the same period last year.

For the year ended December 31, 2006, net (loss) allocable to common shareholders was $(8.7) million, which includes $21.5 million of gains on sales, $27.8 million in impairment charges, net, $9.7 million in debt satisfaction gains, net and a $10.8 million charge relating to the acceleration of non-vested time based share awards; compared to the year ended December 31, 2005, which had net income allocable to common shareholders of $16.3 million, which included $11.6 million of gains on sales, $11.3 million in impairment charges and $3.1 million in debt satisfaction gains, net. On a per share basis, net (loss) for the year ended December 31, 2006 was ($0.17), compared with net income of $0.33 for the same period last year.

Company’s Funds From Operations Applicable to Common Shareholders

For the quarter ended December 31, 2006, Company Funds From Operations (FFO) was $15.1 million, compared with Company FFO for the quarter ended December 31, 2005 of $16.8 million. On a per share basis, Company FFO was $0.24 for the quarter ended December 31, 2006, compared with $0.27 for the quarter ended December 31, 2005. Company FFO for the quarter ended December 31, 2006 includes a $10.8 million charge relating to the acceleration of non-vested time based share awards, a $6.1 million impairment on a property, and $6.2 million in debt satisfaction gains. Company FFO for the quarter ended December 31, 2005 includes a $12.1 million impairment charge on a property and $0.9 million in debt satisfaction charges. The aggregate impact of these items in 2006 and 2005 was a

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reduction in Company FFO of $10.7 million ($0.16 per share) and $13.0 million ($0.20 per share), respectively.

For the year ended December 31, 2006, total Company FFO was $81.6 million, compared with total Company FFO for the year ended December 31, 2005 of $104.2 million. On a per share basis, Company FFO was $1.28 for the year ended December 31, 2006, compared with $1.70 for the year ended December 31, 2005. Company FFO for the year ended December 31, 2006 includes a $10.8 million charge relating to the acceleration of non-vested time based shares awards, $39.7 million in impairment charges and write-offs, $11.7 million in debt satisfaction gains, and $6.9 million in gains from bankruptcy claims sold. Company FFO for the year ended December 31, 2005 includes $13.0 million in impairment charges and $3.0 million in debt satisfaction gains. The aggregate impact of these items in 2006 and 2005 was a reduction in Company FFO of $31.9 million ($0.50 per share) and $10.0 million ($0.16 per share), respectively.

Market Capitalization

At December 31, 2006, Lexington’s total market capitalization was approximately $4.8 billion (based on the market closing price of Lexington’s common shares on December 29, 2006, assuming the conversion of all operating partnership units to common shares, the liquidation preference of preferred shares, and the principal balance of total debt outstanding). At December 31, 2006 following the Newkirk transaction, Lexington had approximately $2.1 billion in debt outstanding, equating to a debt-to-total market capitalization ratio of 44.2%.

Dividend

On December 15, 2006, Lexington’s Board of Trustees declared a regular quarterly cash dividend/distribution of $0.365 per share and a special dividend/distribution of $0.2325 per common share/operating partnership unit, both paid on January 16, 2007, to common shareholders/unit holders of record as of December 28, 2006. The special dividend/distribution consisted of the previously announced $0.17 special dividend/distribution per common share/operating partnership unit related to the merger with Newkirk Realty Trust and an additional $0.0625 special dividend/distribution per common share/operating partnership unit related to Newkirk Realty Trust’s special dividend of $0.05 per share of common stock required to maintain its REIT status.

Lexington currently pays an annualized dividend of $1.46 per share (excluding the special dividend paid in January 2007). Lexington announced during the quarter ended December 31, 2006, that it anticipated that its annualized dividend would be increased to $1.50 per share, although dividends will continue to be set at the sole discretion of Lexington’s Board of Trustees.

Share Repurchase Authorization

During the quarter ended December 31, 2006, Lexington repurchased approximately 450,000 common shares at an average price of $21.36 per share. Lexington is currently authorized by its Board of Trustees to repurchase approximately 1.5 million additional common shares.

INVESTMENT ACTIVITY

Acquisitions

During the year ended December 31, 2006, Lexington acquired interests in a total of 185 properties,

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including the properties acquired through the merger with Newkirk Realty Trust, for an aggregate purchase price of approximately $2.3 billion. The merger with Newkirk Realty Trust significantly increased Lexington’s property portfolio in California, Texas and New Jersey and solidified its position as the dominant REIT in the U.S. focused on single-tenant real estate investments.

Non-strategic property dispositions

During the year ended December 31, 2006, Lexington sold its interest in eight properties for $94.0 million.

2007 EARNINGS GUIDANCE

Lexington reaffirmed its previously disclosed 2007, full-year per diluted share Company FFO guidance range of $1.75 to $1.85. This guidance is based on current expectations and is forward-looking.

SUBSEQUENT TO YEAR END

In January 2007, one of Lexington’s operating partnership subsidiaries, The Lexington Master Limited Partnership, issued $300.0 million aggregate principal amount of 5.45% exchangeable guaranteed notes due January 15, 2027. Interest on the notes is payable semi-annually beginning on July 15, 2007.

The notes are unsecured obligations of The Lexington Master Limited Partnership and are fully and unconditionally guaranteed by Lexington and its subsidiaries that are borrowers and guarantors under its unsecured credit facility.

The Lexington Master Limited Partnership used the net proceeds of approximately $292.7 million, after initial purchasers’ discounts and the payment of offering related expenses from the sale of the notes to repay indebtedness under its secured credit facility.

In February 2007, Lexington issued 6.2 million shares of its 7.55% Series D Cumulative Redeemable Preferred Stock, at a price of $25.00 per share. Net proceeds from the offering of approximately $149.0 million, after underwriters’ discounts and the payment of offering related expenses, were used to repay in full the borrowings under Lexington’s unsecured credit facility and will be used for general corporate purposes.

The preferred shares will commence trading today on the New York Stock Exchange under the symbol "LXP_pd".

Subsequent to the year ended December 31, 2006, Lexington has executed or extended 14 leases.

YEAR END, 4TH QUARTER 2006 CONFERENCE CALL

On Thursday, February 22, 2007, at 1:00 p.m. Eastern Time, Lexington will be hosting a conference call to discuss its year end and fourth quarter results for 2006. Lexington’s remarks will be followed by a question and answer period. Interested parties may participate in this conference call by dialing (800) 218-0204 or (303) 262-2140. A taped replay of the call will be available through March 22, 2007 at (800) 405-2236, confirmation 11080978.

A live web cast (listen-only mode) of the conference call will be available at www.lxp.com within the Investor Relations section. An online replay will also be available through February 22, 2007.

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About Lexington Realty Trust

Lexington Realty Trust is a real estate investment trust that owns, invests in, and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington currently pays an annualized dividend of $1.46 per share. Lexington disclosed that it anticipated that its annualized dividend would be increased to $1.50 per share, although dividends will continue to be set at the sole discretion of Lexington’s Board of Trustees. Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”. Additional information about Lexington is available on-line at www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, (i) the failure to integrate our operations and properties with those of Newkirk Realty Trust, (ii) the failure to continue to qualify as a real estate investment trust, (iii) changes in general business and economic conditions, (iv) competition, (v) increases in real estate construction costs, (vi) changes in interest rates, (vii) changes in accessibility of debt and equity capital markets, and (viii) those other factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "estimates," "projects" or similar expressions. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.

(1) Lexington believes that Funds from Operations (“FFO”) is a widely recognized and appropriate measure of the performance of an equity REIT. Lexington presents FFO because it considers FFO an important supplemental measure of Lexington’s operating performance. Lexington believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude generally accepted accounting principles (“GAAP”), historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

Lexington computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as “net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.” FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

Lexington includes in its calculation of FFO, which as included Lexington refers to as the “Company’s funds from operations” or “Company FFO,” Lexington’s operating partnership units and Lexington’s Series C Cumulative Convertible Preferred Shares because these securities are convertible, at the holder’s option, into Lexington’s common shares. Management believes this is appropriate and relevant to securities analysts, investors and other interested parties because it presents Company FFO on a company-wide basis as if all securities that are convertible, at the holder’s option, into Lexington’s common shares, are converted. Since others do not calculate FFO in a similar fashion, Company FFO may not be comparable to similarly titled measures as reported by others.

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Lexington Realty Trust and Consolidated Subsidiaries

Consolidated Statements of Operations

(in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005
Gross revenues:
Rental	$49,311	$45,795	$185,312	$167,253
Advisory fees	1,027	1,180	4,555	5,365
Tenant reimbursements	4,902	3,687	17,524	10,840
Total gross revenues	55,240	50,662	207,391	183,458

Expenses applicable to revenues:
Depreciation and amortization	(21,606)	(19,263)	(80,688)	(66,041)
Property operating	(9,050)	(6,986)	(32,167)	(21,913)
General and administrative	(19,674)	(4,438)	(35,530)	(17,587)
Non-operating income	1,244	326	8,913	1,514
Interest and amortization expense	(19,050)	(17,722)	(71,402)	(62,617)
Debt satisfaction (charges) gains, net	7,443	(223)	7,228	4,409
Impairment charges	(6,100)	-	(7,221)	-

Income (loss) before benefit for income taxes, minority interests, equity in earnings of non-consolidated entities and discontinued operations	(11,553)	2,356	(3,476)	21,223
Benefit for income taxes	261	105	238	150
Minority interests	(381)	(500)	(1,611)	(2,655)
Equity in earnings of non-consolidated entities	1,111	1,132	4,186	6,220
Income (loss) from continuing operations	(10,562)	3,093	(663)	24,938

Discontinued operations, net of minority interest and taxes:
Income from discontinued operations	1,571	1,408	4,853	8,206
Debt satisfaction (charge) gain, net	(1,287)	(671)	3,626	(725)
Impairment charges	-	(10,502)	(21,612)	(11,302)
Gains on sale of properties	4,029	4,922	21,549	11,578
Total discontinued operations	4,313	(4,843)	8,416	7,757
Net income (loss)	(6,249)	(1,750)	7,753	32,695
Dividends attributable to preferred shares - Series B	(1,590)	(1,590)	(6,360)	(6,360)
Dividends attributable to preferred shares - Series C	(2,519)	(2,519)	(10,075)	(10,075)
Net income (loss) allocable to common shareholders	$(10,358)	$(5,859)	$(8,682)	$16,260

Company’s funds from operations [1]	$15,060	$16,796	$81,557	$104,150

Per share/unit:
Basic net income (loss)	$(0.20)	$(0.11)	$(0.17)	$0.33
Diluted net income (loss)	$(0.20)	$(0.11)	$(0.17)	$0.33
Company’s funds from operations [1] - basic	$0.24	$0.27	$1.28	$1.71
Company’s funds from operations [1] - diluted	$0.24	$0.27	$1.28	$1.70

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Lexington Realty Trust and Consolidated Subsidiaries

Consolidated Balance Sheets

(In thousands)

	December 31, 2006	December 31, 2005

Real estate, at cost	$3,747,156	$1,883,115
Accumulated depreciation	(276,129)	(241,188)
Investments in joint ventures	247,045	191,146
Properties held for sale – discontinued operations	69,612	49,397
Intangible assets, net	468,244	128,775
Cash and cash equivalents	97,547	53,515
Deferred expenses, net	16,084	13,582
Rent receivable	53,744	7,673
Rent receivable – deferred	29,410	24,778
Notes receivable	50,534	11,050
Marketable securities	32,036	—
Other assets	89,574	38,389
	$4,624,857	$2,160,232

Mortgages and notes payable	$2,123,174	$1,139,971
Contract rights payable	12,231	—
Liabilities – discontinued operations	6,064	32,145
Dividends payable	44,948	—
Deferred revenue	362,815	6,271
Prepaid rent	10,109	10,054
Other liabilities	40,331	19,109
Minority interests	902,741	61,372
Shareholders equity	1,122,444	891,310
	$4,624,857	$2,160,232

Common shares	69,052	52,156
Preferred shares – Series B	3,160	3,160
Preferred shares – Series C	3,100	3,100
Operating partnership units	41,191	5,720

1 Lexington believes that Funds from Operations (“FFO”) is a widely recognized and appropriate measure of the performance of an equity REIT. Lexington presents FFO because it considers FFO an important supplemental measure of Lexington’s operating performance. Lexington believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude generally accepted accounting principles (“GAAP”), historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

Lexington computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as “net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.” FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

Lexington includes in its calculation of FFO, which as included Lexington refers to as the “Company’s funds from operations” or “Company FFO,” Lexington’s operating partnership units and Lexington’s Series C Cumulative Convertible Preferred Shares because these securities are convertible, at the holder’s option, into Lexington’s common shares. Management believes this is appropriate and relevant to securities analysts, investors and other interested parties because it presents Company FFO on a company-wide basis as if all securities that are convertible, at the holder’s option, into Lexington’s common shares, are converted. Since others do not calculate FFO in a similar fashion, Company FFO may not be comparable to similarly titled measures as reported by others.

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Lexington Realty Trust and Consolidated Subsidiaries

Earnings Per Share and Funds from Operations Per Share

(in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
EARNINGS PER SHARE:
Basic
(Loss) income from continuing operations	$(10,562)	$3,093	$(663)	$24,938
Less preferred dividends	(4,109)	(4,109)	(16,435)	(16,435)
(Loss) income allocable to common shareholders from continuing operations - basic	(14,671)	(1,016)	(17,098)	8,503
Total income (loss) from discontinued operations - basic	4,313	(4,843)	8,416	7,757
Net (loss) income allocable to common shareholders - basic	$(10,358)	$(5,859)	$(8,682)	$16,260

Weighted average number of common shares outstanding	52,407,057	51,516,136	52,163,569	49,835,773
Per share data:
(Loss) income from continuing operations	$(0.28)	$(0.02)	$(0.33)	$0.17
Income (loss) from discontinued operations	0.08	(0.09)	0.16	0.16
Net (loss) income	$(0.20)	$(0.11)	$(0.17)	$0.33

Diluted
(Loss) income allocable to common shareholders from continuing operations - basic	$(14,671)	$(1,016)	$(17,098)	$8,503
Adjustments:
Incremental (loss) income attributed to assumed conversion of dilutive securities	-	-	-	-
(Loss) income allocable to common shareholders from continuing operations - diluted	(14,671)	(1,016)	(17,098)	8,503
Total income (loss) from discontinued operations - diluted	4,313	(4,843)	8,416	7,757
Net (loss) income allocable to common shareholders - diluted	$(10,358)	$(5,859)	$(8,682)	$16,260

Weighted average number of shares used in calculation of basic earnings per share	52,407,057	51,516,136	52,163,569	49,835,773
Add incremental shares representing:
Shares issuable upon exercise of employee share options	-	-	-	66,876
Shares issuable upon conversion of dilutive interests	-	-	-	-
Weighted average number of shares used in calculation of diluted earnings per common share	52,407,057	51,516,136	52,163,569	49,902,649
Per share data:
(Loss) income from continuing operations - diluted	$(0.28)	$(0.02)	$(0.33)	$0.17
Income (loss) from discontinued operations - diluted	0.08	(0.09)	0.16	0.16
Net (loss) income - diluted	$(0.20)	$(0.11)	$(0.17)	$0.33

(continued)

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Lexington Realty Trust and Consolidated Subsidiaries

Earnings Per Share and Funds from Operations Per Share – (continued)

(in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
COMPANY FUNDS FROM OPERATIONS:
Basic and Diluted:
Net (Loss) Income allocable to common shareholders	$(10,358)	$(5,859)	$(8,682)	$16,260
Adjustments:
Depreciation and amortization	21,502	20,793	82,228	71,044
Minority interests - OP units	985	(1,145)	(2,357)	1,910
Amortization of leasing commissions	242	152	721	547
Joint venture adjustment - depreciation	4,199	5,258	21,047	17,632
Preferred dividends - Series C	2,519	2,519	10,075	10,075
Gains on sale of properties	(4,029)	(4,922)	(21,549)	(11,578)
Tax on gain on sale	-	-	74	-
Gains on sale of properties - Joint Venture	-	-	-	(1,740)
Company Funds From Operations	$15,060	$16,796	$81,557	$104,150

Basic:
Basic Weighted Average Shares Outstanding - basic EPS	52,407,057	51,516,136	52,163,569	49,835,773
Operating Partnership Units	5,622,950	5,599,763	5,630,166	5,433,955
Preferred Shares - Series C	5,779,330	5,779,330	5,779,330	5,779,330
Weighted average shares outstanding - basic FFO	63,809,337	62,895,229	63,573,065	61,049,058
Company FFO per share	$0.24	$0.27	$1.28	$1.71

Diluted:
Weighted average shares outstanding - diluted EPS	52,407,057	51,516,136	52,163,569	49,902,649
Common shares options	20,159	43,117	22,136	-
Operating Partnership Units	5,622,950	5,599,763	5,630,166	5,433,955
Preferred Shares - Series C	5,779,330	5,779,330	5,779,330	5,779,330
Weighted average shares outstanding - diluted FFO	63,829,496	62,938,346	63,595,201	61,115,934
Company FFO per share	$0.24	$0.27	$1.28	$1.70

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